EXHIBIT A - SCHEDULE OF PURCHASES AND SALES
FROM 9/25/96 TO 12/30/96

M.D. SASS ASSOCIATES, INC. EMPLOYEE PROFIT SHARING PLAN
DATE       PURCHASE/SALE   # OF SHARES      TOTAL COST    BROKER

TOTAL                        3,308


M.D. SASS RE/ENTERPRISE PARTNERS, L.P.
DATE       PURCHASE/SALE   # OF SHARES      TOTAL COST    BROKER
12/24/96     Sale            10,000         655,291.13    Donaldson Lufkin
12/24/96     Sale            50,000       3,197,393.33    Donaldson Lufkin
12/30/96     Sale            44,111       2,844,138.28    Donaldson Lufkin
TOTAL                           0


M.D. SASS RE/ENTERPRISE-II, L.P.
DATE       PURCHASE/SALE   # OF SHARES      TOTAL COST       BROKER

TOTAL                        18,235


THE ERISA PLAN
DATE       PURCHASE/SALE   # OF SHARES      TOTAL COST       BROKER

TOTAL                        142,857


M.D. SASS RE/ENTERPRISE INTERNATIONAL, LTD.
DATE       PURCHASE/SALE   # OF SHARES      TOTAL COST       BROKER

TOTAL                        117,289